Exhibit 10.2

PLEDGE OF SHARES AGREEMENT executed as of June 13, 2003, by and between:

(1)                                  ACCURIDE CORPORATION (“AccuCorp” or the “Pledgor”), a corporation duly organized and existing under the laws of the State of Delaware, United States of America; and

(2)                                  CITICORP USA, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America in its capacity as administrative agent for the Pledgees (as defined below), and their successors and assignees (hereinafter the “Agent”).

In accordance with the following Preliminary Statements, Representations and Clauses:

PRELIMINARY STATEMENTS

I.-  Dated January 21, 1998, AccuCorp and Accuride Canada, Inc. (“AccuCanada” and together with AccuCorp, the “Borrowers”) executed a Credit Agreement with the banks, financial institutions and other institutional lenders, as subsequently substituted or modified in that certain Amended and Restated Credit Agreements dated as of April 16, 1999 and July 27, 2001.

II.-  As of June 13,2003, the Borrowers, the banks, financial institutions and other institutional lenders identified therein as “Lender Parties”, CITIBANK, N.A. as the initial issuing bank (the “Initial Issuing Bank”), CITICORP USA, INC. as the swing line bank (the “Swing Line Bank”) and as administrative agent for the Lender Parties, CITIGROUP GLOBAL MARKETS INC. as joint lead arranger and joint book-runner (“CGMI”), LEHMAN BROTHERS INC,. as joint lead arranger and joint book-runner (“Lehman”, and, together with CGMI, the “Lead Arrangers”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (the “Syndication Agent”) for the Lender Parties, and DEUTSCHE BANK TRUST COMPANY AMERICAS as documentation agent (“Documentation Agent”) for the Lender Parties, entered into a Third Amended and Restated Credit Agreement (the “Third Amended and Restated Credit Agreement”, and the Credit Agreement referred to in Preliminary Statement I hereof as it has been substituted or modified in the Amended and Restated Credit Agreements, including the Third Amended and Restated Credit Agreement above mentioned, shall be hereinafter referred to as the “Existing Credit Agreement”) whereby the

Lender Parties agreed to refinance a portion of the debt outstanding under the Existing Credit Agreement by repaying in full the aggregate principal amounts outstanding under each of the existing “Term A Facility,” “Term B Facility” and the “Revolving Credit Facility” under the Existing Credit Agreement with proceeds from (i) a new term facility in an aggregate principal amount of $180,000,000 Dollars, and (ii) a new revolving facility in an aggregate principal amount of $66,000,000 Dollars.  A copy of the Third Amended and Restated Credit Agreements attached hereto as Exhibit “A”. Unless otherwise indicated herein, all capitalized terms herein used shall have the meaning ascribed to them in the Third Amended and Restated Credit Agreement.

III.-  In order to additionally document the repayment of the loans arising from the Existing Credit Agreement, the Borrowers have made and delivered promissory notes in the principal amount of such loans to the order of the Lender Parties (hereinafter each such note a “Note” and collectively, the “Notes”).

REPRESENTATIONS AND WARRANTIES

AccuCorp represents and warrants through its legal representative, that:

(a)  Accuride de Mexico, S.A. de C.V. (“AccuMex”) is a  “Sociedad Anonima de Capital Variable”, duly organized and existing under the laws of Mexico.

(b)  As of the date hereof, it has good title to, and is the sole legal beneficial and record owner of, among others, 127,693 common and registered shares, without par value, representing the fixed portion of the capital stock of AccuMex (the “AccuCorp Shares of the Fixed Portion”); as well as 69,773,075 common and registered shares, without par value, representing the variable portion of the capital stock of AccuMex (the “AccuCorp Shares of the Variable Portion”).  Hereinafter the AccuCorp Shares of the Fixed Portion and the AccuCorp Shares of the Variable Portion, shall be referred, jointly as the “Pledged Shares”.

(c)  The Pledged Shares are fully subscribed and paid and are evidenced by the following share certificates:

(i)                                     Share Certificate number 1 representing 127,963 shares of the fixed portion of the capital stock;

(ii)                                  Share certificate number 1 representing 69,773,075 shares of the variable portion of the capital stock;

(d)  As of the date hereof, the Pledged Shares are free of any liens and/or ownership restrictions.

(e)  The Pledged Shares represent sixty five percent (65%) of the capital stock of AccuMex.

(f)  Its representative has the authority to execute this Agreement, authority that as of the date hereof has not been revoked or limited;

(g)  The execution and compliance hereof does not violate any law or contractual provision binding on or affecting AccuCorp and/or AccuMex.

(h)  It does not require any authorization or approval for the execution hereof nor for the compliance of its obligations hereunder.

(i)  The obligations contained herein are valid and binding obligations of AccuCorp in accordance with the terms and conditions herein contained.

(j)  In order to induce the Lender Parties to execute the Third Amended and Restated Credit Agreement, AccuCorp has agreed to pledge and create a first priority security interest on the Pledged Shares for the benefit of the Secured Parties (as such term is defined in the Existing Credit Agreement) and their successors and/or assignees to secure the payment when due (whether by stated maturity, acceleration or otherwise) of all amounts, including principal of, interest, fees related to, and additional amounts, if any, on the Existing Credit Agreement, the Notes and all obligations of AccuCorp under this Pledge of Shares Agreement (all of the foregoing obligations hereinafter, collectively, the “Secured Obligations”).

Hereinafter the Secured Parties and their successors and/or assignees, shall be referred to, collectively, as the “Pledgees”.

Considering the foregoing Preliminary Statements and Representations, the parties hereto hereby agree to be bound by the following:

CLAUSES

FIRST.  In order to secure the exact payment when due (whether by stated maturity, acceleration or otherwise) of each and all of the amounts of principal, interest and other amounts on, and the performance of the Secured Obligations, as well as full and timely compliance of each and all of their obligations pursuant to the terms of the Existing Credit Agreement, and each and all the obligations of AccuCorp under this Agreement, AccuCorp hereby creates a pledge and first priority security interest on all of the Pledged Shares for the benefit of the Pledgees.

SECOND.  The pledge created hereby is perfected pursuant to the terms of Article 334 Paragraph II of the General Law of Negotiable Instruments and Credit Transactions (“LGTOC”) in effect in Mexico, by means of:

(a)  Endorsement in guaranty (“endoso en garantía”) by AccuCorp in favor of the Pledgees of each of the share certificates evidencing the Pledged Shares;

(b)  Delivery to the Agent by AccuCorp of the share certificates evidencing the Pledged Shares, who is hereby appointed as depositary of all such share certificates on behalf of the Pledgees, and the Agent hereby grants receipt thereof in accordance with the provisions of Article 337 of the LGTOC; and

(c)  By the entry of the pledge created hereby in the Shares Registry Book of AccuMex, which registration is made simultaneously herewith and is evidenced by a certificate issued by the Alternate Secretary of the Board of Directors of AccuMex and delivered hereby to the Agent.

THIRD.  The pledge created by AccuCorp hereby shall be subject to the following terms:

(a)  So long as no Event of Default under Section 7.01 of the Existing Credit Agreement shall have occurred and be continuing and so long as AccuCorp do not breach its obligations hereunder, AccuCorp may exercise all voting rights corresponding to the Pledged Shares.  For such purposes AccuCorp shall request to the Agent in writing, at least five (5) business days in advance to the date of any shareholders’ meeting of AccuMex, issuance of the deposit certificates necessary for AccuCorp to assist and vote the Pledged Shares owned by it at such shareholders’ meeting, and the Agent shall deliver to AccuCorp the necessary certificates no later than three (3) business days prior to the date of such shareholders’ meeting; provided, however, that if such written request is not made or is not made within the term previously mentioned and, as a result thereof, AccuCorp is unable to exercise its voting rights at the respective shareholders’ meeting, the Agent and the Pledgees shall not be liable for any reason whatsoever.

(b)  So long as no Event of Default under Section 7.01 of the Existing Credit Agreement shall have occurred and be continuing and so long as AccuCorp do not breach its obligations hereunder, all cash dividends corresponding to the Pledged Shares, shall be for the benefit of AccuCorp and released from the pledge hereto, and shall not be subject to the provisions of Clause Seventh hereof, provided, however, that upon the occurrence of any Event of Default pursuant to the Existing Credit Agreement and/or if AccuCorp breaches any of its obligations pursuant to the terms hereof, all cash dividends corresponding to the Pledged Shares shall be subject to the pledge created hereby and shall be applied, as the case may be, to the payment of the Secured Obligations, in accordance with Article 338 of the LGTOC.

FOURTH.  Pursuant to the terms of Article 343 of the LGTOC, if all or a portion of the Pledged Shares are redeemed by means of payment in cash and/or any other manner of payment made by AccuCorp on the value of the Pledged Shares, either as a result of a capital stock decrease or the liquidation of the AccuMex or for any other reason whatsoever, the Agent shall collect such amounts, and the same shall be subject to the pledge hereby created.

FIFTH.  AccuCorp shall pledge in the benefit of the Pledgees in the same terms hereof, immediately but in any event within ten (10) days following the relevant acquisition date of any shares issued by AccuMex in the future, including, without limitation, any shares issued by AccuMex acquired by AccuCorp as a result of dividend payments distributed in shares, or from capitalization of reserves, or profits of AccuMex; provided that, in such case, such shares shall be considered as part of the Pledged Shares and all references made hereunder to the Pledged Shares shall be deemed to include such shares.

SIXTH.  AccuCorp and the Agent expressly agree that the Agent, on behalf and for the benefit of the Pledgees, may only enforce the pledge created hereby, or request the sale of the Pledged Shares (i) if any of the events described as Events of Default in Section 7.01 of the Existing Credit Agreement shall occur and subsist, all of which events are hereby incorporated by reference as if fully set forth herein for all legal purposes, or (ii) if AccuCorp breaches any of its respective obligations provided hereunder.

SEVENTH.  (a) All the amounts that for any reason are subject to the pledge hereby created shall be maintained on deposit by the Agent, to be applied to the payment of the Secured Obligations and any remainder, if any, shall be returned to AccuCorp upon termination of this Agreement.

(b)  AccuCorp hereby expressly agrees that, pursuant to Article 336 of the LGTOC, title to any cash amounts subject to the pledge hereby created, shall be transferred in order to be applied, as the case may be, to payment of all Secured Obligations.

(c)  Considering that the Secured Obligations hereby are denominated in Dollars, any amount denominated in Pesos or in any other currency different from Dollars, received by the Agent, pursuant to the terms hereunder, shall be forthwith converted to Dollars by the Agent at the exchange rate that the Agent may effectively convert such amounts in accordance with normal banking procedures, and such Dollar amounts shall be subject to the pledge created hereby pursuant to the terms provided herein.

EIGHTH.  The pledge created hereby shall be indivisible and shall remain in full force and effect so long as all Secured Obligations hereunder remain outstanding.

NINTH. All notices and communications that any party hereof shall deliver to the other parties, shall be in writing and shall be delivered by any courier delivery service or telefax and shall be delivered to each of the other parties hereto at the address or telefax number set forth under such party’s name in the signature pages hereof, or at such other address or telefax number (as the case may be) as shall be designated by such party in written notice given to the other parties hereto.  All such notices and communications shall be effective, if delivered at the address of the recipient, on the relevant delivery date, and if sent by telefax, when the relevant receiving party shall issue an acknowledgement of receipt thereof.

TENTH.  For all matters related to the interpretation and enforcement of this Agreement, the parties expressly submit to the laws of Mexico and competent courts of Monterrey, Nuevo Leon, Mexico, waiving any other jurisdiction rights that may correspond to them as a result of their present or future domicile or otherwise.

ELEVENTH. AccuCorp hereby agrees to provide a Spanish translation of this Pledge of Shares Agreement that is acceptable to the Agent within 20 (twenty) days following execution of the English version and, therefore, both parties agree to exchange executed counterparts of such version. In the event of any discrepancy between the Spanish and English executed versions of this Agreement, the content of the Spanish version shall prevail.

IN WITNESS WHEREOF, the parties hereto here to execute this Agreement as of the date first above written.

“ACCUCORP”:

ACCURIDE CORPORATION

By: Mr. David K. Armstrong

Title: Senior Vice President and General Counsel
Address:	7140 Office Circle
Evansville, Indiana 47715
United States of America
Telefax:	(812) 962-5470

THE “AGENT”:

CITICORP USA, INC.

By:

Title:

Address:

Telefax:

LIST OF EXHIBITS

EXHIBITS

“A”                         COPY OF THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT.